EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES OCTOBER CASH DISTRIBUTION

Dallas, Texas, October 20, 2020 – Simmons Bank, as Trustee of the Cross Timbers Royalty Trust (NYSE:CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.076490 per unit, payable on November 16, 2020, to unitholders of record on October 30, 2020. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes (a)		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)

Current Month Distribution	20,000	110,000	$40.32	$2.74

Prior Month Distribution	15,000	113,000	$37.97	$1.65

(a)	Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

Excess Costs

XTO Energy has advised the Trustee that excess costs increased by $72,000 on properties underlying the Texas Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances. Underlying cumulative excess costs remaining on the Texas Working Interest net profits interests after the current month’s distribution total $2.7 million, including accrued interest of $415,000.

XTO Energy has advised the Trustee that $92,000 of excess costs were recovered on properties underlying the Oklahoma Working Interest net profits interests. However, after the partial recovery, there were no remaining proceeds from the properties underlying the Oklahoma Working Interest net profits interest to be included in this month’s distribution. Underlying cumulative excess costs remaining on the Oklahoma Working Interest net profits interests after the current month’s distribution total $0.2 million, including accrued interest of $3,000.

For more information on the Trust, please visit our web site at www.crt-crosstimbers.com.

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Contact:	Nancy Willis Vice President Simmons Bank, Trustee 855-588-7839